AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 15, 1996

                                                       REGISTRATION NO. 33-_____
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     -------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    --------

                                    CITICORP
             (Exact name of registrant as specified in its charter)

         Delaware                                             13-2614988
(State or other jurisdiction                               (I.R.S. employer
of incorporation or organization)                         identification no.)

                                    --------

                                 399 Park Avenue
                               New York, NY 10043
              (Address of registrant's principal executive offices)

                       Citicorp Deferred Compensation Plan
                            (Full title of the plan)

                                Stephen E. Dietz
                            Associate General Counsel
                                 Citibank, N.A.
                                 425 Park Avenue
                               New York, NY 10043
                            Telephone: (212) 559-3430

                 (Name, address and telephone number, including
                        area code, of agent for service)
                                    ---------

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================
Title of each class of   Amount to be      Proposed maximum     Proposed maximum        Amount of
   securities to be       registered      offering price per   aggregate offering    registration fee
      registered                              obligation            price (2)
-----------------------------------------------------------------------------------------------------
Deferred
Compensation
Obligations (1)          $100,000,000     100%                 $100,000,000          $34,483
=====================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Citicorp to pay deferred compensation in the future in accordance with the terms of the Citicorp Deferred Compensation Plan.
(2)  Estimated solely for the purpose of determining the registration fee.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Act and Rule 462 thereunder.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     (a) The following documents filed with the Commission by Citicorp are incorporated by reference in this Registration Statement as of their respective filing dates:

     (1) Annual Report and Form 10-K for the year ended December 31, 1994, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"); and

     (2) Financial Review and Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; Current Reports on Form 8-K, dated January 17, 1995 and April 18, 1995, July 18, 1995, October 17, 1995 and January 16,
1996 filed pursuant to Section 13 of the Exchange Act.

     (b) All documents subsequently filed by Citicorp pursuant to Sections 13(a) and (c) of the Exchange Act, any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold, shall be incorporated by reference into this Registration Statement and be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The Citicorp Deferred Compensation Plan (the "Plan") became effective in October 1995. $100,000,000 of Deferred Compensation Obligations (the "Obligations") are being registered under this Registration Statement to be offered to certain eligible employees of Citicorp and its affiliates pursuant to the Plan. The Plan requires Participants to defer 25% of their Variable Compensation Awards into Mandatory Deferral Accounts whose return equals the return on Citicorp Common Stock, and allows Participants to defer from 10% to 85% of the remainder of their Variable Compensation Awards into Voluntary Deferral Accounts which may be allocated among a variety of investments, which may include an account whose return equals the return on Citicorp Common Stock. The amounts credited to the Mandatory Deferral Accounts are generally payable to the Participant in cash five years after they are credited to the Mandatory Deferral

Account; however, with certain exceptions, a Participant may elect to postpone cash distribution of the amounts in the Mandatory Deferral Account by having such amount credited to a Voluntary Deferral Account. The Obligations being registered under this Registration Statement relate solely to the amounts invested into Voluntary Deferral Accounts.

     The Obligations are general unsecured obligations of Citicorp to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of Citicorp, and rank pari passu with other unsecured and unsubordinated indebtedness of Citicorp from time to time outstanding. However, because Citicorp is a holding company, the right of Citicorp, hence the right of creditors of Citicorp (including Participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Citicorp itself as a creditor of the subsidiary may be recognized. There are various legal limitations on the extent to which Citicorp's banking subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp.

     The amount of compensation deferred by each Participant is determined in accordance with the Plan based on the Participant's elections. Under the Plan, Obligations in the Voluntary Deferral Accounts are allocated, at the election of the Participant, among one or more investment funds offered to participants in the Plan. Each Participant's Obligation will be adjusted to reflect the investment experience of the underlying funds, including any appreciation or depreciation. Obligations in Voluntary Deferral Accounts are payable in cash in a year selected by the Participant at least five years after the deferral or upon retirement, subject to certain exceptions. The Obligations are denominated and payable in United States dollars.

     A  Participant's  right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the Participants. However, Citicorp reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to the Account Balance as of the date of such amendment or termination.

     The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Citicorp. No trustee has been appointed having authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set gorth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation, among others, has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that expenses incurred by a director or officer in defending any action, suit or proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 145; and that indemnification and advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation, among others, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Restated Certificate of Incorporation, as amended, of the registrant provides, in effect, that, to the extent and under the circumstances permitted by subsections (a) and (b) of Section 145, the registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding described in such subsections (a) and (b) by reason of the fact that he is or was a director or officer of the registrant against expenses, judgments, fines and amounts paid in settlement, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any such action, suit or proceeding if such person was an employee or agent of the registrant and is or was serving at the request of the registrant as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise. Such Restated Certificate of Incorporation also provides, in effect, that expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the registrant in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant. In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the registrant maintains liability insurance covering directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     5 Opinion and consent of Stephen E. Dietz, Associate General Counsel of Citibank, N.A.

    10    Citicorp Deferred Compensation Plan

  23(a)   Consent of KPMG Peat Marwick LLP.

  23(b) Consent of Stephen E. Dietz, Associate General Counsel of Citibank, N.A. (included as part of Exhibit 5).

     24 Powers of Attorney of Messrs. Reed, Calloway, Chandler, Chia, Collins, Derr, Haynes, Rhodes, Ridgway, Ruding, Shapiro, Shrontz, Smith, Thomas and Woolard as Directors and/or officers of Citicorp.

ITEM 9.   UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Citicorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on February 15, 1996.

                                        CITICORP


                                        By /s/ Gregory C. Ehlke
                                           ---------------------
                                             Gregory C. Ehlke
                                             Vice President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below on February __, 1996 by the following persons in the capacities indicated.

       Signature                                       Capacity
       ---------                                       --------

           *                                 Chairman and a Director of Citicorp
   ------------------                          (Principal Executive Officer)
      John S. Reed

   /s/ Victor Menezes                             Executive Vice President
   ------------------                             (Chief Financial Officer)
       Victor Menezes

   /s/ Thomas E. Jones                               Executive Vice President
   -------------------                         (Principal Financial Officer(1))
     Thomas E. Jones

           *
   ------------------                                        Director
     D. Wayne Calloway

           *
   ------------------                                        Director
    Colby H. Chandler

           *
   ------------------                                        Director
     Pei-yuan Chia

           *
   ------------------                                        Director
     Paul J. Collins

           *
   ------------------                                        Director
    Kenneth T. Derr

----------
(1) Primary responsibility for financial control, tax, accounting and reporting.

       Signature                                            Capacity
       ---------                                            --------

          *
   ------------------                                        Director
       H.J. Haynes

          *
   ------------------                                        Director
   William R. Rhodes

          *
   ------------------                                        Director
   Rozanne L. Ridgway

          *
   ------------------                                        Director
   Dr. H. Onno Ruding

          *
   ------------------                                        Director
    Robert B. Shapiro

          *
   ------------------                                        Director
    Frank A. Shrontz

          *
   ------------------                                        Director
     Roger B. Smith

          *
   ------------------                                        Director
   Franklin A. Thomas

          *
   ------------------                                        Director
 Edgar S. Woolard, Jr.


* Gregory C. Ehlke by signing his name hereto, does sign this document on behalf of each person indicated above pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.


                                                   By  /s/ Gregory C. Ehlke
                                                     ---------------------------
                                                           Gregory C. Ehlke
                                                           Attorney-in-Fact